PMC-Sierra, Inc.
                        CALCULATION OF EARNINGS PER SHARE
                  (in thousands, except for per share amounts)
                                   (unaudited)

                                                           Three Months Ended
                                                         ----------------------
                                                           Mar 29,     Mar 31,
                                                             1998        1997

Numerator:
Net income                                                $  9,649    $  8,480
                                                         ==========  ==========

Denominator:
Basic weighted average common shares outstanding (1)        31,524      30,774
                                                         ----------  ----------

  Effect of dilutive securities:
    Stock options                                            2,158       1,110
    Stock warrants                                              19          11
                                                         ----------  ----------
Shares used in calculation of net income per share          33,701      31,895
                                                         ==========  ==========

Basic net income per share                                $   0.31    $   0.28

Diluted net income per share                              $   0.29    $   0.27


(1) PMC-Sierra, Ltd. Special Shares are included in the calculation of basic net income per share.